EXHIBIT A(6)(b)

LIMITED LIABILITY COMPANY AGREEMENT
OF
OLDEN LANE SECURITIES LLC

THIS LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of October 17, 2014, by and between OLDEN LANE LLC, a Delaware limited liability company (the “Member”), and OLDEN LANE SECURITIES LLC, a Delaware limited liability company (the “Company”).

SECTION 1. DEFINITIONS.

The following terms used in this Agreement shall have the meanings set forth below (unless otherwise expressly provided herein):

Section 1.1. “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

Section 1.2. “Certificate” shall mean the Certificate of Formation of the Company properly adopted and amended from time to time by the Member and filed with the Secretary of State of Delaware pursuant to the Act.

Section 1.3. “Capital Contribution” shall mean any contribution to the capital of the Company in cash, promissory note, property or services rendered by the Member pursuant to Section 2.9 hereof.

Section 1.4. “Fiscal Year” shall commence on January 1st and end on the following December 31st of each year.

Section 1.5. “Membership Interest” shall mean a Member’s share of the Profits and Losses of the Company, the right to receive distributions of the Company and any right to vote or participate in the management or affairs of the Company.

Section 1.6. “Profits and Losses” shall mean, for any Fiscal Year, the net income or net loss of the Company, as the case may be, for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the
Company.

SECTION 2. FORMATION OF COMPANY.

Section 2.1. Formation. The Company was formed as a Delaware limited liability company at the time of the filing of the Certificate with the Delaware Secretary of State on October 17, 2014. The Member shall immediately, and from time to time hereafter as may be required by law, execute all amendments of the Certificate and do all filings and other acts as may be appropriate to comply with the operation of the Company under the Act.

Section 2.2. Name. The name of the Company is Olden Lane Securities LLC. The Company may also conduct its business under one or more assumed names as determined by the Member.

Section 2.3. Principal Place of Business. The Company may locate its place of business at any other place or places as the Member may from time to time deem advisable.

Section 2.4. Registered Office and Registered Agent. The Company’s registered office shall be at 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent shall be The Corporation Trust Company. The Company may locate its registered office at any other place, and the Company may change its registered agent, as the Member may from time to time deem advisable.

Section 2.5. Certificate of Formation. The Certificate of Formation is hereby adopted and incorporated by reference in this Agreement. In the event of any inconsistency between the Certificate and this Agreement, the terms of the Agreement shall govern.

Section 2.6. Term. The term of the Company shall be perpetual from the date of filing of the Certificate with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act.

Section 2.7. Purpose. The Company has been formed for the purpose of the transaction of any or all lawful business for which limited liability companies may be formed under the Act which a broker-dealer may transact under applicable securities laws, rules and regulations.

Section 2.8. Sole Member. There shall be one (1) member of the Company. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

Section 2.9. Capital Contributions. The Member shall make an initial Capital Contribution to the Company in the amount of $100. The Member may, in its sole discretion, make additional Capital Contributions to the Company from time to time.

Section 2.10. Membership Interests. The Company shall be authorized to issue a single class of Membership Interests. The Member owns 100% of the Membership Interests in the Company.

SECTION 3. BOOKS AND RECORDS AND PROFITS, LOSSES AND DISTRIBUTIONS.

Section 3.1. Books and Records. The Company shall maintain the books and records of the Company’s business and affairs as required by the Act and as deemed appropriate by the Member and in accordance with applicable securities laws, rules and regulations.

Section 3.2. Profits and Losses. Profits and Losses of the Company shall be allocated to the Member.

Section 3.3. Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

SECTION 4. MANAGEMENT.

Section 4.1. Rights of the Member. The Member shall have full, exclusive and complete authority, power and discretion to manage and control the business of the Company for the purposes stated herein and shall make all decisions affecting the business of the Company. The Member shall have the authority to appoint officers of the Company, who shall have the same authority and duties as officers of a Delaware corporation, and to delegate to any such office the rights and powers to manage and control the business and affairs of the Company and act on the Company’s behalf.

Section 4.2. Limitations. No person shall have the right to manage, nor shall the Member appoint any person to manage, the securities business of the Company unless such person is qualified by proper examination, licensing or other requirements of the U.S. Securities Exchange Commission and the Financial Industry Regulatory Authority.

SECTION 5. LIMITATION OF LIABILITY.

The Member shall not be required to make any additional Capital Contributions to the Company other than its initial Capital Contribution, nor shall the Member be required to restore any deficit in the Member’s capital account and any such deficit shall not be considered a debt owed to the Company or to any other person or entity for any purpose. The Member shall have no liability or obligation for any debts, liabilities or obligations of the Company whether arising in contract, tort or otherwise.

SECTION 6. INDEMNIFICATION.

The Member of the Company shall be entitled to indemnification from the Company, including advancing expenses against judgments, penalties, fines, settlements and expenses (including, without limitation, reasonable attorneys’ fees) incurred by, or reasonably expected to be incurred by, the Member by reason of any act or omission performed or omitted by the Member on behalf of the Company: provided, however, that any indemnity under this Section 6 shall be provided out of, and to the extent of, Company assets only. Indemnification under this Section 6 shall continue as to the Member who has ceased to serve in the capacity which initially entitled the Member to indemnity hereunder. The rights granted pursuant to this Section 6 shall be deemed contract rights and no amendment, modification or repeal of this Section 6 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

SECTION 7. DISSOLUTION AND TERMINATION.

Section 7.1. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the effective date of the Member’s declaration of dissolution;

(b) any of the other events set forth in Section 18-801 of the Act; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Upon filing of a Certificate of Cancellation with the Delaware Secretary of State by the Company, the Company shall cease to carry on its business, except insofar as may be appropriate to wind up and liquidate its business and affairs.

Section 7.2. Distribution of Assets upon Dissolution. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order: (a) to creditors, including the Member in its capacity as a creditor for any money loaned to the Company, in the order of priority and provided by law; and (b) to the Member.

SECTION 8. MISCELLANEOUS PROVISIONS.

Section 8.1. Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware and, more specifically, the Act.

Section 8.2. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 8.3. Severability. If any provision of this Agreement or the application thereof shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 8.4. Rights of Creditors and Third Parties under This Agreement. This Agreement is made for the exclusive benefit of the Company and the Member. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. To the maximum extent permitted by law, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

Section 8.5. Binding Effect. Except as otherwise provided in the Agreement, every covenant, term and provision of this Agreement shall be binding upon, and inure to the benefit of, the Member and its successors and assigns.

Section 8.6. Amendments. This Agreement may not be modified, altered, amended, supplemented or restated except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MEMBER:		COMPANY:

OLDEN LANE LLC		OLDEN LANE SECURITIES LLC
By: OLDEN LANE LLC, MANAGER

By:	/s/ Michel Serieyssol	By:	/s/ Michel Serieyssol
Name: Michel Serieyssol		Name: Michel Serieyssol
Title: Member		Title: Chief Executive Officer